Exhibit 99.1

SeaSpine Provides Preliminary Results for First Quarter 2020 and COVID-19 Related Business Update

Strong Cash Position of Approximately $105 Million Provides Operational Stability

Company Withdraws Guidance for 2020

CARLSBAD, CA. (April 6, 2020) - SeaSpine Holdings Corporation (NASDAQ: SPNE), a global medical technology company focused on surgical solutions for the treatment of spinal disorders, announced today preliminary financial results for the first quarter of 2020 and a business update on the proactive steps it is taking in response to the global COVID-19 pandemic.

Preliminary and Unaudited First Quarter 2020 Financial Results:

•	Total revenue is expected to be in the range of $35.8 to $36.2 million, reflecting a 1% decline to flat compared to the prior year period

◦	U.S. revenue is expected to be in the range of $31.6 to $31.9 million, reflecting a 1% or less decline compared to the first quarter 2019

▪	U.S Spinal Implants revenues are expected to reflect a decline of 3% to 4%

▪	U.S Orthobiologics revenues are expected to reflect growth of 1% to 2%

◦	International revenue is expected to be in the range of approximately $4.2 to $4.3 million, reflecting a 1% to 3% increase compared to the prior year period

•	Cash, cash equivalents and investments at March 31, 2020 are expected to be approximately $105 million, and the Company had no debt outstanding under its $30 million credit facility

“While our business, like most others, will be materially impacted as hospitals and patients defer elective procedures as a result of the COVID-19 pandemic, our decisions are driven by the health and well-being of SeaSpine’s employees, our distributor and surgeon customers, and their patients,” said Keith Valentine, President and Chief Executive Officer. “We believe the strength of our balance sheet, which includes $92 million of net proceeds raised in January 2020, will enable us to maintain operations to support our customers and their patients in the near-term, and will allow us to capitalize on any future growth opportunities when surgery volumes return to pre-pandemic levels.”

Business Update

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Operations: The duration of elective surgery deferrals and the timing and extent of the economic impact of the pandemic, and the pace at which the economy recovers therefrom, cannot be determined at this time. SeaSpine is working closely with its surgeon customers, distributors and suppliers to navigate through this unforeseen event while maintaining flexible operations. To protect the safety, health and well-being of its employees, distributor and surgeon customers, and communities, SeaSpine implemented preventative measures including travel restrictions and requiring all office-based employees to work from home, with the exception of those related to manufacturing, distribution and select others, as permitted under governmental orders.

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Cost Containment: SeaSpine is carefully managing expenses and cash spend to preserve liquidity and initiated actions to generate savings in areas such as travel, events, clinical studies, and consulting. The Company has also implemented a freeze on new hires.

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Product Development: SeaSpine evaluated the timing and scope of planned product development and launch initiatives and capital expenditures and inventory growth investments to support those initiatives. Based on that evaluation, the Company expects to delay and/or reduce some of the spending associated with these initiatives.

SeaSpine will continue to closely monitor the situation and may revise one or more of these plans in the future.

Mr. Valentine concluded, “I am so very proud of all our employees, whether they are working remotely or are required to work in the office, for remaining so dedicated and focused on advancing the clinical needs of our surgeon customers to help them improve the quality of their patients’ lives. That is our mission, and we look forward to continuing to advance the care of those patients during these difficult times.”

Withdrawal of 2020 Financial Guidance
Due to the rapidly evolving environment and continued uncertainties resulting from the COVID-19 pandemic, SeaSpine is withdrawing its previously announced full year 2020 guidance, including with respect to the growth of its U.S. spinal implants portfolio, which was issued on February 26, 2020. At this time, SeaSpine cannot predict the specific extent, or duration, of the impact of COVID-19 on its financial and operating results.

SeaSpine expects to provide an updated outlook in conjunction with the release of its full first quarter financial results in early May.

About SeaSpine
SeaSpine (www.seaspine.com) is a global medical technology company focused on the design, development and commercialization of surgical solutions for the treatment of patients suffering from spinal disorders. SeaSpine has a comprehensive portfolio of orthobiologics and spinal implants solutions to meet the varying combinations of products that neurosurgeons and orthopedic spine surgeons need to perform fusion procedures on the lumbar, thoracic and cervical spine. SeaSpine’s orthobiologics products consist of a broad range of advanced and traditional bone graft substitutes that are designed to improve bone fusion rates following a wide range of orthopedic surgeries, including spine, hip, and extremities procedures. SeaSpine’s spinal implants portfolio consists of an extensive line of products to facilitate spinal fusion in degenerative, minimally invasive surgery (MIS), and complex spinal deformity procedures. Expertise in both orthobiologic sciences and spinal implants product development allows SeaSpine to offer its surgeon customers a differentiated portfolio and a complete solution to meet their fusion requirements. SeaSpine currently markets its products in the United States and in approximately 30 countries worldwide through a committed network of increasingly exclusive distribution partners.

Forward-Looking Statements
SeaSpine cautions you that statements included in this news release that are not a description of historical facts are forward-looking statements that are based on the Company's current expectations and assumptions. Such forward-looking statements include, but are not limited to, statements relating to: the Company’s expectations regarding its financial results for the quarter ended March 31, 2020; the impact of the COVID-19 pandemic on the Company's business and financial results; the Company’s ability to maintain operations to support its customers and patients in the near-term and to capitalize on future growth opportunities; and the Company’s expectations to delay and/or reduce spending associated with planned product development and launch initiatives. The preliminary financial results for the quarter ended March 31, 2020 in this press release are preliminary, are not a comprehensive statement of financial results for such quarter and are provided prior to completion of all internal and external review and audit procedures and therefore are subject to adjustment. Among the factors that could cause or contribute to material differences between the Company’s actual results and expectations indicated by the forward-looking statements are risks and uncertainties that include, but are not limited to: changes to our financial results for the quarter ended March 31, 2020 due to the completion of financial closing procedures, final adjustments and other developments that may arise between now and the time our financial statements for the quarter are finalized and publicly released; the extent of the impact of COVID-19 pandemic on the Company's business and the economy, including the duration of elective surgery deferrals and the desire of patients and surgeons to perform elective surgeries once the pandemic has subsided and/or governmental orders no longer prohibit or recommend against performing elective surgeries; and other risks and uncertainties more fully described in the Company’s news releases and periodic filings with the Securities and Exchange Commission, including in its Annual Report on Form 10-K filed on February 28, 2020. The Company’s public filings with the Securities and Exchange Commission are available at www.sec.gov.

You are cautioned not to place undue reliance on forward-looking statements, which speak only as of the date when made. SeaSpine does not intend to revise or update any forward-looking statement set forth in this news release to reflect events or circumstances arising after the date hereof, except as may be required by law.

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Investor Relations Contact
Leigh Salvo
(415) 937-5402
ir@seaspine.com